Tri-Continental Corporation


Proxy Results

      Tri-Continental Corporation Stockholders voted on the following proposals at the Annual Meeting of Stockholders on May 16, 2002, in Woodcliff Lake, NJ. The description of each proposal and the voting results are stated below. Each nominee for Director was elected, the selection of Deloitte & Touche LLP as auditors for 2002 was ratified, and the shareholder proposal was not adopted.



                          For               Withheld
Election of Directors:
     Paul C. Guidon       94,735,370                4,410,173
     John E. Merow        94,748,941                4,396,602
     Betsy S. Michel      94,820,442                4,325,101
     James N. Whitson     95,017,220                4,128,323




                              For             Withheld          Abstain
Ratification of Deloitte &
     Touche LLP as auditors  96,335,501       1,381,462         1,428,574




                                For          Withheld            Abstain
Shareholder Proposal -
     Termination of Investment
     Management Agreement     4,895,719     46,887,723           4,781,474